NEWS RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal R. Engman	Washington, DC 20006
Vice President, Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	Fax 301-984-9610
www.washreit.com

February 15, 2018

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES FOURTH QUARTER AND YEAR-END OPERATING RESULTS FOR 2017
Washington Real Estate Investment Trust ("Washington REIT” or the “Company”) (NYSE: WRE), a leading owner and operator of commercial and multifamily properties in the Washington, DC area, reported financial and operating results today for the quarter and year ended December 31, 2017:

Full-Year and Fourth Quarter 2017 Financial Results and Highlights

Net income attributable to controlling interests was $19.7 million, or $0.25 per diluted share, for the year, compared to $119.3 million, or $1.65 per diluted share, in 2016. Net income attributable to controlling interests was $2.3 million, or $0.03 per diluted share, for the fourth quarter, compared to $5.4 million, or $0.07 per diluted share, for the fourth quarter 2016. Additional results and highlights are reported as below:

•	NAREIT Funds from Operations (FFO)(1) of $141.0 million, or $1.83 per diluted share, for the year, compared to $126.0 million, or $1.74 per diluted share, in 2016

•	NAREIT FFO of $35.4 million, or $0.45 per diluted share, for the fourth quarter, compared to $31.7 million, or $0.42 per diluted share, in fourth quarter 2016

•	Core FFO of $1.82 per diluted share for the year, compared to $1.76 per diluted share in 2016

•	Core FFO of $0.44 per diluted share for the fourth quarter, compared to $0.43 per diluted share in fourth quarter 2016

•	Same-store Net Operating Income (NOI)(2) growth of 6.0% for the year

•	Same-store NOI growth of 2.3% in fourth quarter 2017 over fourth quarter 2016

•	Sold Walker House Apartments in Gaithersburg, MD for $32.2 million

•	Subsequent to quarter-end:

◦	Purchased Arlington Tower in Arlington, VA for $250 million

◦	Sold Braddock Metro Center in Alexandria, VA for approximately $79 million

◦	Entered into an agreement to sell 2445 M Street in Washington, DC for approximately $100 million

"We delivered strong risk-adjusted growth in 2017 due to our research-based capital allocation to submarket and asset-specific opportunities that continue to outperform the broader DC Metro Region's real estate fundamentals," said Paul T. McDermott, President and Chief Executive Officer. "Moreover, four years of transformational asset-recycling, including the recently announced asset sales, have helped de-risk our future growth, providing more stable and structurally higher levels of cash flow and NOI while we continue to focus on creating value for our shareholders."

Full-Year and Fourth Quarter 2017 Operational Results

The Company's overall portfolio NOI for the fourth quarter was $51.9 million, compared to $48.0 million in the same period one year ago and $53.2 million in the third quarter of 2017. The sequential decline in NOI was primarily due to the expiration of Engility Corporation's lease at Braddock Metro Center on September 30th, the sale of Walker House Apartments on October 23rd and higher weather-related seasonal expenditures in the fourth quarter.

Overall portfolio ending occupancy (5) at year-end was 91.8%, compared to 93.5% at year-end 2016, primarily due to higher retail vacancy resulting from the HHGregg bankruptcy announced in early 2017 as well as the above-mentioned

Washington Real Estate Investment Trust

office lease expiration at Braddock Metro Center.

Same-store portfolio NOI increased by 6% for the full year and by 2.3% for the fourth quarter on a year-over-year basis. Same-store portfolio ending occupancy at year-end was 92.7%, compared to 94.0% at year-end 2016, primarily due to higher retail vacancy as described above.

▪
Office: 50% of Total NOI - Office properties' same-store NOI increased by 8.9% for the full year and 2.5% for the fourth quarter on a year-over-year basis. Same-store ending occupancy increased by 140 basis points year-over-year to 93.1%. Same-store ending occupancy declined by 30 basis points sequentially due to known tenant move-outs at Quantico Corporate Center. The overall office portfolio was 90.1% occupied and 95% leased at year-end.

▪
Multifamily: 28% of Total NOI - Multifamily properties' same-store NOI increased by 3.6% for the full year and 4.3% for the fourth quarter on a year-over-year basis. Same-store ending occupancy on a unit basis decreased by 100 basis points year-over-year to 94.8% as the Company focused on optimizing the portfolio's rental income growth potential. The overall multifamily portfolio achieved 220 basis points of year-over-year rental growth, with Class B average monthly rent per unit growing by 250 basis points year-over-year. The overall multifamily portfolio was 95% occupied and 96% leased, on a unit basis, at year-end.

▪
Retail: 22% of Total NOI - Retail properties' same-store NOI increased by 3.3% for the full year and 0.2% for the fourth quarter on a year-over-year basis. Same-store ending occupancy decreased by 450 basis points year-over-year to 91.2% due to the HHGregg bankruptcy-related vacancies announced in early 2017. Same-store ending occupancy declined by 230 basis points sequentially due to seasonally lower levels of specialty leasing in the fourth quarter. The retail portfolio was 94% leased at year-end.

Full-Year and Fourth Quarter 2017 Leasing Activity

During full-year 2017, Washington REIT signed new and renewal commercial leases as follows (all dollar amounts are on a per square foot basis):

	Square Feet	Weighted Average Term (in years)	Weighted Average Free Rent Period (in months)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions
Office	482,000	9.8	9.2	$43.63	8.8%	$62.28	$18.97
Retail	278,000	6.6	1.4	29.20	16.5%	8.69	4.12
Total	760,000	8.6	7.0	38.35	10.8%	42.65	13.53

The above full-year office leasing activity reflects the 131,000 square foot,15-year USDA lease at Braddock Metro Center, which was sold on January 19, 2018. Excluding this asset, our full-year 2017 leasing activity would have been as follows (all dollar amounts are on a per square foot basis):

	Square Feet	Weighted Average Term (in years)	Weighted Average Free Rent Period (in months)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions
Office	366,000	7.6	6.7	$49.05	19.8%	$51.22	$16.82
Retail	278,000	6.6	1.4	29.20	16.5%	8.69	4.12
Total	644,000	7.1	4.9	40.48	18.8%	32.92	11.31

Washington Real Estate Investment Trust

During the fourth quarter, Washington REIT signed commercial leases totaling 93,000 square feet, including 33,000 square feet of new leases and 60,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis):

	Square Feet	Weighted Average Term (in years)	Weighted Average Free Rent Period (in months)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions
New:
Office	22,000	5.4	3.7	$52.58	17.4%	$63.43	$14.38
Retail	11,000	5.3	2.5	27.45	8.1%	4.92	7.12
Total	33,000	5.4	3.4	44.11	15.3%	43.69	11.93

Renewal:
Office	49,000	4.4	0.3	$34.14	(0.2)%	$14.01	$6.18
Retail	11,000	7.7	1.5	37.18	15.4%	—	3.38
Total	60,000	5.0	0.6	34.67	2.4%	11.36	5.65

Fourth quarter office tenant improvements for new leases included higher leasing costs for several unique spaces, including one build-out of below ground-level space at 1901 Pennsylvania Avenue in Washington, DC.

Fourth quarter office rental rate for renewal leases decreased due to one large tenant's lease roll down at Quantico Corporate Center. Office tenant retention in the fourth quarter was approximately 68%.

At year-end 2017, the Army Navy Building, a key leasing opportunity, was 91% leased. The Company will provide an update on other noteworthy leasing opportunities across its office and retail portfolios on its earnings call tomorrow.

Acquisition Activity

On January 18, 2018 Washington REIT completed the purchase of Arlington Tower, a 398,000 square foot, Class A office building located in the heart of the Rosslyn submarket in Arlington, VA, for approximately $250 million.

Disposition Activity

On October 23, 2017, the Company completed the sale of Walker House Apartments, a 212-unit, mid-rise multifamily asset in Gaithersburg, MD for a contract sale price of $32.2 million and recognized a $23.8 million gain on the sale.

On January 19, 2018, Washington REIT completed the sale of Braddock Metro Center, a 356,000 square foot office asset in Alexandria, VA, for approximately $79 million and recognized a $9.1 million impairment charge in 2017 primarily related to write-offs of unamortized costs including straight-line rent and tenant incentive balances.

Subsequent to quarter-end, the Company entered into a definitive agreement to sell 2445 M Street, a 292,000 square foot office building in DC for approximately $100 million and expects to complete this transaction in September 2018. However, there can be no assurance that this proposed sale will be consummated. The sole tenant in 2445 M Street, the Advisory Board Company, is expected to vacate on May 31, 2019. The Company recorded a $24.1 million impairment charge in 2017 to reduce the carrying value of the asset to its estimated fair value.

Washington Real Estate Investment Trust

Earnings Guidance

2018 Core FFO guidance is expected to range from $1.82 to $1.90 per fully diluted share. The following assumptions are included in this guidance:

•	Same-store NOI growth is projected to range from 2.5% to 3.5%

•	Same-store office NOI growth is projected to range from 4.0% to 5.0%

•	Same-store multifamily NOI growth is projected to range from 2.25% to 3.25%

•	Same-store retail NOI growth is projected to range from 1.0% to 2.0% as the Company expects to backfill the former HH Gregg vacancies during the year with rent commencement in 2019

•
Dispositions are projected to range from $180 million to $240 million including the completed sale of Braddock Metro Center and the planned sale of 2445 M Street; no acquisitions other than the purchase of Arlington Tower are included in guidance at this time

•	General and administrative expense is projected to be approximately $20.5 to $21.5 million

•	Interest expense is projected to be approximately $51.25 to $52.25 million

•
Non same-store office NOI is projected to range between $35.5 to $37.0 million, including approximately $7.5 to $8.0 million of NOI from 2445 M Street, depending on the timing of the completion of the sale

Non same-store office properties in 2018 consist of Watergate 600 and Arlington Tower as these assets were acquired in 2017 and 2018 respectively, and 2445 M Street, which met the criteria for classification as held for sale in January 2018.

Washington REIT's 2018 Core FFO guidance is based on a number of factors, many of which are outside its control and all of which are subject to change. Washington REIT may change its guidance during the year as actual and anticipated results vary from these assumptions.

2018 Guidance Reconciliation Table

A reconciliation of projected net income attributable to the controlling interests per diluted share to projected Core FFO per diluted share for the year ending December 31, 2018 is as follows:

	Low	High
Net income attributable to the controlling interests per diluted share(a)	$0.33	$0.41
Real estate depreciation and amortization(a)	1.49	1.49
NAREIT FFO per diluted share	1.82	1.90
Core adjustments	—	—
Core FFO per diluted share	$1.82	$1.90

(a) Does not include any impact from future acquisitions and dispositions during the year.

Board of Trustees Selects Paul T. McDermott to Succeed Charles T. Nason as Chairman

On February 12, 2018, the Board of Trustees of Washington REIT (the Board) selected Paul T. McDermott to become Chairman of the Board effective May 31, 2018, following the 2018 annual meeting of shareholders. Current Chairman of the Board, Charles T. Nason remarked "The Board’s selection of Mr. McDermott recognizes his successful leadership of the company’s strategic transformation over the past four years and demonstrates our continued confidence in his ability to drive future growth and value-creation for our shareholders." Consistent with good corporate governance and best practices, and as provided in Washington REIT’s existing Corporate Governance Guidelines, the independent trustees have selected Mr. Nason to become Lead Independent Trustee of the Board effective when Mr. McDermott becomes Chairman of the Board (subject to Mr. Nason’s re-election as a Trustee at the 2018 annual meeting of shareholders).

Washington Real Estate Investment Trust

Dividends

On January 5, 2018, Washington REIT paid a quarterly dividend of $0.30 per share.

Washington REIT today announced its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on March 29, 2018 to shareholders of record on March 15, 2018.

Conference Call Information

The Conference Call for Full Year and Fourth Quarter 2017 Earnings is scheduled for Friday, February 16, 2018 at 11:00 A.M. Eastern time. Conference Call access information is as follows:

USA Toll Free Number:        877-407-9205
International Toll Number:    201-689-8054

The instant replay of the Conference Call will be available until March 2, 2018 at 11:59 P.M. Eastern time. Instant replay access information is as follows:

USA Toll Free Number:        877-481-4010
International Toll Number:    919-882-2331
Conference ID:         21302

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washreit.com. Online playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT is a self-administered, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 49 properties, totaling approximately 6.4 million square feet of commercial space and 4,268 multifamily units, and land held for development. These 49 properties consist of 20 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the Company's website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call, including with respect to the potential sale of 2445 M Street, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this earnings release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general and local economic and real estate market conditions, the potential for federal government budget reductions, the risk of failure to complete contemplated acquisitions and dispositions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2016 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) associated with sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

Washington Real Estate Investment Trust

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs, real estate impairment and gain or loss on extinguishment of debt. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We believe that NOI and cash NOI are useful as a performance measures because, when compared across periods, they reflect the impact on operations of trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from net income. We provide each of NOI and cash NOI as a supplement to net income calculated in accordance with GAAP. Neither represents net income or income from continuing operations, in either case calculated in accordance with GAAP. As such, NOI and cash NOI should not be considered alternatives to these measures as an indication of our operating performance. They are the primary performance measures we use to assess the results of our operations at the property level.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store”, “non-same-store” or discontinued operations. Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared.

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a performance measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

(5) Ending Occupancy is calculated as occupied square footage as a percentage of total square footage as of the last day of that period.

Washington Real Estate Investment Trust

Ending Occupancy Levels by Same-Store Properties (i) and All Properties
	Ending Occupancy
	Same-Store Properties		All Properties
	December 31,		December 31,
	2017	2016	2017	2016
Multifamily	93.6%	95.3%	94.1%	94.5%
Office	93.1%	91.7%	90.1%	91.1%
Retail	91.2%	95.7%	91.2%	95.7%

Overall Portfolio	92.7%	94.0%	91.8%	93.5%

(i) Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which we have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared. For Q4 2017 and Q4 2016, same-store properties exclude:

Acquisitions:
Multifamily - Riverside Apartments
Office - Watergate 600;
Development/Redevelopment:
Office - The Army Navy Building;
Held for Sale property:
Office - Braddock Metro Center;
Sold properties:
Multifamily - Walker House
Office - Wayne Plaza, 600 Jefferson Plaza, 6110 Executive Boulevard, West Gude, 51 Monroe Street and One Central Plaza

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
OPERATING RESULTS	2017	2016	2017	2016
Revenue
Real estate rental revenue	$81,302	$76,952	$325,078	$313,264
Expenses
Real estate expenses	29,450	28,940	115,650	115,013
Depreciation and amortization	28,785	26,302	112,056	108,406
Acquisition costs	—	—	—	1,178
Real estate impairment loss and casualty (gain), net	28,152	—	33,152	(676)
General and administrative	5,868	4,527	22,580	19,545
	92,255	59,769	283,438	243,466
Other operating income
Gain on sale of real estate	24,915	—	24,915	101,704
Real estate operating income	13,962	17,183	66,555	171,502
Other income (expense):
Interest expense	(11,900)	(11,773)	(47,534)	(53,126)
Other income	298	92	507	297
Income tax (expense) benefit	(23)	(76)	84	615
	(11,625)	(11,757)	(46,943)	(52,214)

Net income	2,337	5,426	19,612	119,288
Less: Net loss attributable to noncontrolling interests in subsidiaries	—	19	56	51
Net income attributable to the controlling interests	$2,337	$5,445	$19,668	$119,339

Net income	$2,337	$5,426	$19,612	$119,288
Depreciation and amortization	28,785	26,302	112,056	108,406
Real estate impairment	28,152	—	33,152	—
Gain on sale of depreciable real estate	(23,838)	—	(23,838)	(101,704)
NAREIT funds from operations(1)	$35,436	$31,728	$140,982	$125,990

Tenant improvements and leasing incentives	(7,788)	(4,822)	(18,182)	(18,893)
External and internal leasing commissions capitalized	(1,741)	(3,403)	(7,405)	(9,019)
Recurring capital improvements	(4,455)	(1,660)	(6,838)	(4,951)
Straight-line rents, net	(1,238)	(603)	(4,380)	(2,848)
Non-cash fair value interest expense	(221)	47	(970)	179
Non real estate depreciation & amortization of debt costs	943	873	3,537	3,545
Amortization of lease intangibles, net	436	900	2,431	3,594
Amortization and expensing of restricted share and unit compensation	1,211	737	4,772	3,398
Funds available for distribution(4)	$22,583	$23,797	$113,947	$100,995

Washington Real Estate Investment Trust

		Quarter Ended December 31,		Year Ended December 31,
Per share data:		2017	2016	2017	2016
Net income attributable to the controlling interests	(Basic)	$0.03	$0.07	$0.25	$1.65
	(Diluted)	$0.03	$0.07	$0.25	$1.65
NAREIT funds from operations	(Basic)	$0.45	$0.42	$1.83	$1.74
	(Diluted)	$0.45	$0.42	$1.83	$1.74

Dividends declared		$0.30	$0.30	$1.20	$1.20

Weighted average shares outstanding - basic		78,386	74,592	76,820	72,163
Fully diluted weighted average shares outstanding		78,478	74,779	76,935	72,339

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31,
	2017	2016
Assets
Land	$588,025	$573,315
Income producing property	2,113,977	2,112,088
	2,702,002	2,685,403
Accumulated depreciation and amortization	(683,692)	(657,425)
Net income producing property	2,018,310	2,027,978
Properties under development or held for future development	54,422	40,232
Total real estate held for investment, net	2,072,732	2,068,210
Investment in real estate sold or held for sale, net	68,534	—
Cash and cash equivalents	9,847	11,305
Restricted cash	2,776	6,317
Rents and other receivables, net of allowance for doubtful accounts of $2,426 and $2,377 respectively	69,766	64,319
Prepaid expenses and other assets	125,087	103,468
Other assets related to properties sold or held for sale	10,684	—
Total assets	$2,359,426	$2,253,619

Liabilities
Notes payable, net	$894,358	$843,084
Mortgage notes payable, net	95,141	148,540
Lines of credit	166,000	120,000
Accounts payable and other liabilities	61,565	46,967
Dividend payable	23,581	22,414
Advance rents	12,487	11,750
Tenant security deposits	9,149	8,802
Other liabilities related to properties sold or held for sale	1,809	—
Total liabilities	1,264,090	1,201,557

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 78,510 and 74,606 shares issued and outstanding, respectively	785	746
Additional paid-in capital	1,483,980	1,368,636
Distributions in excess of net income	(399,213)	(326,047)
Accumulated other comprehensive income	9,419	7,611
Total shareholders' equity	1,094,971	1,050,946
Noncontrolling interests in subsidiaries	365	1,116
Total equity	1,095,336	1,052,062
Total liabilities and equity	$2,359,426	$2,253,619

Washington Real Estate Investment Trust

The following tables contain reconciliations of same-store net operating income to net income attributable to the controlling interests for the periods presented (in thousands):

Quarter Ended December 31, 2017	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$10,745	$20,930	$11,530	$43,205
Add: Net operating income from non-same-store properties(3)	3,568	5,079	—	8,647
Total net operating income(2)	$14,313	$26,009	$11,530	$51,852
Add/(deduct):
Other income				298
Interest expense				(11,900)
Depreciation and amortization				(28,785)
General and administrative expenses				(5,868)
Income tax expense				(23)
Gain on sale of real estate				24,915
Real estate impairment				(28,152)
Net income				2,337
Less: Net loss attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$2,337

Quarter Ended December 31, 2016	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$10,300	$20,420	$11,502	$42,222
Add: Net operating income from non-same-store properties(3)	3,374	2,416	—	5,790
Total net operating income(2)	$13,674	$22,836	$11,502	$48,012
Add/(deduct):
Other income				92
Interest expense				(11,773)
Depreciation and amortization				(26,302)
General and administrative expenses				(4,527)
Income tax expense				(76)
Net income				5,426
Less: Net loss attributable to noncontrolling interests in subsidiaries				19
Net income attributable to the controlling interests				$5,445

Washington Real Estate Investment Trust

The following tables contain reconciliations of same-store net operating income to net income attributable to the controlling interests for the periods presented (in thousands):

Year Ended December 31, 2017	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$43,000	$85,686	$47,204	$175,890
Add: Net operating income from non-same-store properties(3)	14,610	18,928	—	33,538
Total net operating income(2)	$57,610	$104,614	$47,204	$209,428
Add/(deduct):
Other income				507
Interest expense				(47,534)
Depreciation and amortization				(112,056)
General and administrative expenses				(22,580)
Income tax benefit				84
Real estate impairment				(33,152)
Gain on sale of real estate				24,915
Net income				19,612
Less: Net loss attributable to noncontrolling interests in subsidiaries				56
Net income attributable to the controlling interests				$19,668

Year Ended December 31, 2016	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$41,519	$78,656	$45,706	$165,881
Add: Net operating income from non-same-store properties(3)	9,497	22,873	—	32,370
Total net operating income(2)	$51,016	$101,529	$45,706	$198,251
Add/(deduct):
Other income				297
Acquisition costs				(1,178)
Interest expense				(53,126)
Depreciation and amortization				(108,406)
General and administrative expenses				(19,545)
Income tax benefit				615
Gain on sale of real estate				101,704
Casualty gain				676
Net income				119,288
Less: Net loss attributable to noncontrolling interests in subsidiaries				51
Net income attributable to the controlling interests				$119,339

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income to core funds from operations for the periods presented (in thousands, except per share amounts):

		Quarter Ended December 31,		Year Ended December 31,
		2017	2016	2017	2016
Net income		$2,337	$5,426	$19,612	$119,288
Add/(deduct):
Real estate depreciation and amortization		28,785	26,302	112,056	108,406
Gain on sale of depreciable real estate		(23,838)	—	(23,838)	(101,704)
Real estate impairment		28,152	—	33,152	—
NAREIT funds from operations(1)		35,436	31,728	140,982	125,990
Add/(deduct):
Casualty gain		—	—	—	(676)
Gain on sale of non-depreciable real estate, net		(1,077)	—	(1,077)	—
Severance expense		—	—	—	828
Relocation expense		—	—	—	16
Acquisition costs and structuring expense		—	118	319	1,521
Core funds from operations(1)		$34,359	$31,846	$140,224	$127,679

		Quarter Ended December 31,		Year Ended December 31,
Per share data:		2017	2016	2017	2016
NAREIT FFO	(Basic)	$0.45	$0.42	$1.83	$1.74
	(Diluted)	$0.45	$0.42	$1.83	$1.74
Core FFO	(Basic)	$0.44	$0.43	$1.82	$1.77
	(Diluted)	$0.44	$0.43	$1.82	$1.76

Weighted average shares outstanding - basic		78,386	74,592	76,820	72,163
Fully diluted weighted average shares outstanding		78,478	74,779	76,935	72,339